ASSIGNMENT AND ASSUMPTION AGREEMENT

            THIS ASSIGNMENT AND ASSUMPTION AGREEMENT (this “Assignment”) is made and entered into as of November 2, 2015 by and among Franklin Value Investors Trust, a Massachusetts business trust (“Assignor”), Franklin Value Investors Trust, a Delaware statutory trust (“Assignee”), and The Bank of New York Mellon (the “Bank”).

W I T N E S S E T H:

WHEREAS, pursuant to a certain Agreement and Plan of Reorganization dated as of November 2, 2015 between Assignor and Assignee, Assignor has sold and conveyed to Assignee certain assets of Assignor; and

            WHEREAS, in connection with such conveyance of assets, Assignor and Assignee have agreed that Assignor shall transfer and assign to Assignee all rights, title and interests of Assignor in and to certain contracts to which Assignor is a party; and

            WHEREAS, Assignor and Assignee have further agreed that Assignee shall expressly assume all of the obligations of Assignor arising under such contracts from and after the date of this Assignment; and

WHEREAS, the Assignor and the Bank are parties to a certain Master Custody Agreement dated February 16, 1996, as amended to date (the “Custody Agreement”); and

WHEREAS, the parties hereto desire that the Custody Agreement be transferred from Assignor to Assignee, as more specifically set forth below.

            NOW, THEREFORE, for and in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each party hereto, the parties hereto, intending to be legally bound, hereby agree as follows:

            1.         Transfer and Assignment.  Assignor hereby sells, transfers and assigns to Assignee, its successors and assigns, all rights, title and interests of Assignor in, to and under the Custody Agreement.

            2.         Assumption of Obligations.  Assignee hereby assumes and agrees to observe and perform all of the obligations and duties of Assignor under the Custody Agreement from and after the date of this Assignment.

            3.         Consent to Assignment.  The Bank hereby acknowledges, consents and agrees to the foregoing assignment and assumption of the Custody Agreement.

            4.         Governing Law.  This Assignment shall be governed by and construed in accordance with the laws of the State of New York without reference to the conflicts of laws provisions thereof.

            5.         Binding Effect.  This Assignment shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

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6.         Counterparts.  This Assignment may be executed in any number of counterparts, each of which so executed shall be deemed an original, and all of which, when taken together, shall constitute one and the same instrument.

            IN WITNESS WHEREOF, the parties hereto have caused this Assignment to be executed as of the day and year first above written.

FRANKLIN VALUE INVESTORS TRUST, a Massachusetts business trust

                                                            By:       /s/ Steven J. Gray

                                                            Name:  Steven J. Gray

                                                            Title:    Vice President and Secretary

FRANKLIN VALUE INVESTORS TRUST, a Delaware statutory trust

                                                            By:       /s/ Steven J. Gray

                                                            Name:  Steven J. Gray

                                                            Title:    Vice President and Secretary

THE BANK OF NEW YORK MELLON

                                                            By:       /s/ Lori Givens

                                                            Name:  Lori Givens

                                                            Title:    Director

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